Exhibit 99.1

Spero Therapeutics Announces Third Quarter 2022 Operating Results and

Provides Business Update

Entered into and closed exclusive license agreement with GSK for tebipenem HBr, pursuant to which Spero receives $66 million upfront, and a $9 million direct equity investment in Spero shares of common stock, with potential for future milestone payments and tiered royalties

Initiation of a placebo-controlled Phase 2 trial designed to provide clinical proof-of-concept for

SPR720 in nontuberculous mycobacterial pulmonary disease with top line results expected in 1H 2024

Conference call and live webcast at 4:30 p.m. ET today

CAMBRIDGE, Mass., November 14, 2022 — Spero Therapeutics, Inc. (Nasdaq: SPRO) today announced financial results for the third quarter ended September 30, 2022 and provided a business update.

“Recent accomplishments added strength to our balance sheet, investor base, and executive team,” said Ankit Mahadevia, M.D., Chief Executive Officer of Spero Therapeutics. “We achieved alignment with the FDA on key components of a pivotal study design for tebipenem HBr. Our progress and the therapeutic potential of tebipenem helped us secure an exclusive license agreement and equity investment from GSK. In addition to a $66 million upfront payment, and a $9 million equity investment, the license agreement provides upside in the form of potential milestone payments and royalties, extends our cash runway beyond 2024, and provides validation from a long-standing commercial leader in infectious diseases. We also achieved a regulatory milestone in our SPR206 program during the quarter, triggering a $5 million payment under our 2021 license agreement with Pfizer.”

Dr. Mahadevia continued, “Spero made additional progress on our lead SPR720 program, which has the potential to deliver the first FDA-approved agent for the first-line treatment of non-tuberculosis mycobacterium pulmonary disease. We remain on track, having initiated a Phase 2 proof-of-concept trial in the current quarter, and under the leadership of our recently appointed Chief Medical Officer, we have taken important steps to fine tune our development strategy for a 1H 2024 top line data readout.”

Program Highlights and Upcoming Milestones

SPR720:

•

Spero has initiated the Phase 2 clinical trial of SPR720, a potential novel first-line oral therapy for nontuberculous mycobacterial infections (NTM), which is supported by preclinical studies demonstrating SPR720’s potent activity against a range of NTM species, as well as Phase 1 results that showed it to be well-tolerated at exposures above predicted therapeutic levels. Spero has opened the first clinical trial site with expectations to screen and dose its first patient in the current quarter.

•

The Phase 2 clinical trial of SPR720 is expected to enroll up to 35 treatment-naïve or treatment-inexperienced NTM-pulmonary disease (NTM-PD) patients across four cohorts. Cohorts will include a blinded placebo cohort, blinded SPR720 cohorts receiving 500 or 1000 mg of study drug daily, and an open-label SPR720 cohort receiving 1000 mg of study drug daily. The primary endpoint of the trial will evaluate changes in bacterial load in sputum samples from baseline to the end of the trial’s 56-day treatment period. Key secondary endpoints will include assessments of clinical response, quality of life, study drug pharmacokinetics, and safety and tolerability. For more information on the trial and its design, see ClinicalTrials.gov identifier NCT05496374.

•	Spero continues to expect top line data of the Phase 2 clinical trial of SPR720 in the first half of 2024 and no longer plans to provide a 2023 interim data readout.

Tebipenem HBr:

•

In September 2022, Spero entered into an exclusive license agreement with GSK for tebipenem HBr, an investigational drug being developed as the first oral carbapenem antibiotic for the treatment of complicated urinary tract infections (cUTI), including pyelonephritis, caused by certain bacteria. Pursuant to the license agreement, Spero will receive $66 million upfront from GSK and is eligible to receive up to $525 million in development, sales, and commercial milestones payments, as well as low single-digit to low double-digit tiered royalties on net product sales. In exchange, GSK received an exclusive license to develop and commercialize tebipenem pivoxil and tebipenem pivoxil HBr in all territories, except Japan and certain other Asian countries, territories which will be retained by Spero partner Meiji Seika. In connection with the license agreement, and pursuant to a stock purchase agreement, Spero received a $9 million equity investment, with an affiliate of GSK purchasing 7,450,000 shares of Spero’s common stock at a purchase price of approximately $1.20805 per share.

•

Per the license agreement, Spero is responsible for the execution and costs of a follow-up Phase 3 clinical trial of tebipenem HBr. GSK is responsible for the execution and costs of additional development, including Phase 3 regulatory filing and commercialization activities for tebipenem HBr outside of the Meiji Seika territory.

•

Following customary closing conditions, including requirements of Hart-Scott-Rodino, the Spero and GSK tebipenem HBr agreement has been deemed effective, as previously disclosed in Spero’s November 8th press release.

•

Prior to entering into the exclusive license agreement with GSK, Spero completed a Type A meeting with the U.S. Food and Drug Administration (FDA) to discuss the regulatory pathway forward for potential approval of tebipenem HBr. During the meeting, the FDA indicated that positive results from a single additional Phase 3 clinical trial supported by confirmatory nonclinical evidence of efficacy could be sufficient to support the approval of tebipenem HBr for the treatment of cUTI, including pyelonephritis for a limited use indication. Spero and the FDA also achieved alignment on key components of the proposed pivotal Phase 3 trial design which will be the subject of a Special Protocol Assessment request, to be confirmed once the clinical protocol is finalized.

SPR206:

•

In Q3 2022, Spero received a $5 million payment from Pfizer Inc. in connection with the achievement of a regulatory milestone specified in a license agreement for SPR206, a novel, investigational, intravenously (IV) administered next generation polymyxin antibiotic being developed to treat multi-drug resistant (MDR) Gram-negative bacterial infections. This license agreement was entered into alongside Pfizer’s previously announced $40 million equity investment in Spero. Pursuant to the license agreement between the two parties, Pfizer has the right to develop, manufacture, and commercialize SPR206 in ex-U.S. and ex-Asia territories. In exchange for these rights, Spero is eligible to receive up to a total of $80 million in development and sales milestone payments, and high single digit to low double-digit royalties on net sales of SPR206 in these territories.

•

In October 2022, the U.S. Patent and Trademark Office issued U.S. Patent No. 11,459,357, which covers the SPR206 composition of matter, formulations thereof, and methods of treating a bacterial infection with SPR206. The patent is assigned to Spero and has a lifespan extending into at least June 2039.

•

Spero expects to initiate a Phase 2 clinical trial of SPR206 in the fourth quarter of 2023. The planned trial is designed to enroll patients with MDR pathogens. It is supported by preclinical data as well as the results of multiple Phase 1 clinical trials. These Phase 1 trials have demonstrated SPR206’s lack of nephrotoxicity at predicted therapeutic dose levels and its ability to continuously achieve mean lung epithelial lining fluid exposures above its MIC (minimum inhibitory concentration) for targeted gram-negative pathogens, when administered three times daily at 100 mg.

•

Multiple external, non-dilutive funding sources have supported, or continue to support, the SPR206 program. These include United States Department of Defense (DoD) Award Number W81XWH-1910295, and a previously announced award from the National Institute of Allergy and Infectious Diseases (NIAID).

Management Highlights:

•

Kamal Hamed, MD, MPH, MBA joined Spero as Chief Medical Officer in September 2022. Dr. Hamed has over 20 years of experience leading various anti-infective clinical development programs in antibacterials, antivirals, antimalarials, and antifungals, along with stewardship for 10 regulatory drug approvals. Before joining Spero, he was the CMO at Lysovant Sciences and held senior positions in clinical development and medical affairs at Novartis (including Therapeutic Area Head for Anti-infectives), Bristol-Myers Squibb, and Bayer, spearheading the successful global development, approval, and post-marketing medical affairs support of multiple anti-infective products.

Key Opinion Leader and Patient Advocate Engagement:

•

In October 2022, Spero held a virtual R&D event featuring a NTM-PD patient and Kevin L. Winthrop, MD, MPH, from the Division of Infectious Disease, OHSU Medical School. To view a replay of the event, please click here.

Medical Congress Engagement

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In October 2022, Spero attended the Infectious Disease Society of America (IDSA) IDWeek™ 2022. Spero-affiliated presentations included seven posters showcasing clinical and non-clinical data on tebipenem HBr, health outcome and epidemiologic data highlighting tebipenem HBr’s potential utility to address unmet medical need, and clinical and in vitro data on SPR206.

Third Quarter 2022 Financial Results

Spero reported a net loss for the third quarter ended September 30, 2022, of $11.7 million or $.33 per common share, compared to a net loss of $22.5 million or $.70 per common share reported for the same period in 2021.

Total revenues for the third quarter of 2022 were $2 million, compared with revenues of $3.1 million in the third quarter of 2021. The revenue decrease was primarily due to a $1.5 million decrease in funding under our DoD agreement relating to SPR206, a $0.2 million decrease in qualified expenses under the BARDA contract for tebipenem HBr, partially offset by an increase of $0.2 million under the NIAID agreement relating to SPR206 and recognition of $1.1 million in collaboration revenue relating to the Pfizer agreement.

Research and development expenses for the third quarter of 2022 were $7.4 million, compared with $14.4 million of research and development expenses for the same period in 2021. This year-over-year decrease was primarily due to a $4.5 million reduction direct costs associated with program activity for tebipenem HBr, a $1.2 million decrease due to reduced clinical activity during the period for SPR206 and a decrease in personnel-related costs of $2.7 million, related to a reduction in research and development headcount due to the May 2022 strategic restructuring, partially offset by $1.3 million of increased costs due to increased clinical and preclinical activity for SPR720.

General and administrative expenses for the third quarter of 2022 of $6.6 million were lower than the $11.2 million reported in the same period in 2021, primarily as a result of a decrease in personnel-related costs, as a result of a decrease in headcount in commercial, general and administrative functions due to our strategic restructuring, and a decrease in professional and consultant fees of $2.6 million.

As of September 30, 2022, Spero had cash, cash equivalents, and marketable securities of $50.4 million. This does not include the $75 million in total gross proceeds from the upfront payment and equity investment being made by GSK, in connection with the exclusive license agreement for tebipenem HBr. Subsequent to the end of quarter, the $9 million equity investment has been received, while the $66 million upfront payment has been invoiced and is expected to be delivered before the end of the month. Based on its current projections, Spero believes that its existing cash, cash equivalents, and marketable securities, together with other non-dilutive funding commitments and the anticipated proceeds expected from the GSK licensing agreement, equity investment and milestones, will be sufficient to fund its operating expenses and capital expenditure requirements beyond 2024.

Inducement Awards

In connection with Dr. Hamed joining Spero, on September 12, 2022 (the Start Date), the Human Capital Management Committee of Spero’s Board of Directors granted Dr. Hamed (i) 210,000 restricted stock units (the RSUs) and (ii) 140,000 performance stock units (the PSUs) (collectively, the Inducement Awards), under the Spero Therapeutics, Inc. 2019 Inducement Equity Incentive Plan, as amended (the 2019 Inducement Plan). The Inducement Awards were granted as inducements material to Dr. Hamed becoming an employee of Spero in accordance with Nasdaq Listing Rule 5635(c)(4). The RSUs will vest in four equal annual installments beginning on the first anniversary the Start Date. The PSUs will be eligible to vest to the extent certain performance goals are met by May 31, 2023, as determined by the Human Capital Management Committee. To the extent a goal is determined to have been met, the portion of the PSUs associated with such goal will vest 50% on the first anniversary of the Start Date and 50% on the second anniversary of the Start Date, subject to Dr. Hamed’s continued employment with Spero on such vesting dates. The Inducement Awards are subject to the terms and conditions of the 2019 Inducement Plan and the terms and conditions of a restricted stock unit agreement and performance stock unit agreement covering the grants.

Conference Call and Webcast

Spero will host a conference call and webcast today at 4:30 p.m. ET. To access the call, please dial 1-855-327-6837 (domestic) or 1-631-891-4304 (international) and refer to conference ID 10020538. The conference call will also be webcast live and a link to the webcast can be accessed here and on Spero Therapeutics’ website at www.sperotherapeutics.com in the “Investors and Media” section under “Events and Presentations.” An archived webcast will be available on Spero’s website for 30 days following the presentation.

Tebipenem HBr Research Support

Select tebipenem HBr studies have been funded in part with federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under contract number HHSO100201800015C.

Government Agency Research Support

The views expressed in this press release are those of the authors and may not reflect the official policy or position of the Department of the Army, Department of Defense, or the U.S. Government.

Department of Defense

Select SPR206 studies are supported by the Office of the Assistant Secretary of Defense for Health Affairs, through the Joint Warfighter Medical Research Program under Award No. W81XWH 19 1 0295. Opinions, interpretations, conclusions and recommendations are those of the author and are not necessarily endorsed by the Department of Defense.

National Institute of Allergy and Infectious Disease

Select SPR206 studies have been funded in whole or in part with Federal funds from the National Institute of Allergy and Infectious Diseases, National Institutes of Health, Department of Health and Human Services, under Contract No. 75N93021C00022.

About Spero Therapeutics

Spero Therapeutics, headquartered in Cambridge, Massachusetts, is a multi-asset, clinical-stage biopharmaceutical company focused on identifying, developing, and commercializing novel treatments for bacterial infections, including multi-drug resistant bacterial infections and rare diseases.

•	Spero Therapeutics is developing SPR720 as a novel oral therapy candidate for the treatment of a rare, orphan pulmonary disease caused by non-tuberculous mycobacterial infections.

•

Tebipenem HBr is an investigational drug in the United States being developed for the treatment of cUTI, including pyelonephritis, caused by certain bacteria, in adult patients who have limited treatment options; tebipenem HBr is not FDA-approved.

•

Spero Therapeutics also has an IV-administered next generation polymyxin product candidate, SPR206, developed from its potentiator platform, which is in development to treat multi-drug resistant Gram-negative infections in the hospital setting.

For more information, visit https://sperotherapeutics.com.

Forward Looking Statements

This press release may contain forward-looking statements. These statements include, but are not limited to, statements about the regulatory path forward for tebipenem HBr and potential FDA approval, the potential commercialization of tebipenem HBr and its future value, the potential receipt of milestone payments and royalties on future sales under the GSK license agreement, the design, initiation, timing, progress and results of Spero’s preclinical studies and clinical trials and its research and development programs, and Spero’s cash runway. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “should,” “expect,” “plan,” “aim,” “anticipate,” “could,” “intent,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including whether tebipenem HBr will advance through the clinical trial process on a timely basis, or at all, taking into account the effects of possible regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, clinical trial design and clinical outcomes; whether the results of such trials will warrant submission for approval from the FDA or equivalent foreign regulatory agencies; whether the FDA will ultimately approve tebipenem HBr and, if so, the timing of any such approval; whether the FDA will require any additional clinical data or place labeling restrictions on the use of tebipenem HBr that would delay approval and/or reduce the commercial prospects of tebipenem HBr; whether a successful commercial launch can be achieved and market acceptance of tebipenem HBr can be established; the lengthy, expensive, and uncertain process of clinical drug development for SPR720 and SPR206; whether results obtained in preclinical studies and clinical trials will be indicative of results obtained in future clinical trials; Spero’s reliance on third parties to manufacture, develop, and commercialize its product candidates, if approved; the ability to commercialize Spero’s product candidates, if approved; Spero’s ability to retain key personnel; whether Spero’s cash resources will be sufficient to fund its continuing operations for the periods and/or trials anticipated; and other factors discussed in the “Risk Factors” set forth in filings that Spero periodically makes with the U.S. Securities and Exchange Commission. The forward-looking statements included in this press release represent Spero’s views as of the date of this press release. Spero anticipates that subsequent events and developments will cause its views to change. However, while Spero may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Spero’s views as of any date subsequent to the date of this press release.

Investor Relations Contact:

Ted Jenkins

Vice President, Investor Relations and Strategic Finance

IR@sperotherapeutics.com

(617) 798-4039

Media Inquiries:

Lora Grassilli, Health Media Relations

Zeno Group

lora.grassilli@zenogroup.com

646-932-3735

Spero Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues:
Grant revenue	$924	$2,356	$3,843	$12,698
Collaboration revenue	1,082	708	2,225	$2,814

Total revenues	2,006	3,064	6,068	15,512
Operating expenses:
Research and development	7,360	14,436	32,504	47,301
General and administrative	6,632	11,152	29,988	28,680
Restructuring	(152)	—	11,697	—

Total operating expenses	13,840	25,588	74,189	75,981

Loss from operations	(11,834)	(22,524)	(68,121)	(60,469)
Other income (expense)	159	3	(5,065)	(47)

Net loss	$(11,675)	$(22,521)	$(73,186)	$(60,516)

Net loss attributable to common shareholders of Spero Therapeutics, Inc.	$(11,675)	$(22,521)	$(73,186)	$(60,516)

Net loss per share attributable to common shareholders per share, basic and diluted	$(0.33)	$(0.70)	$(2.16)	$(1.99)
Weighted average shares outstanding, basic and diluted:	35,882,076	32,132,500	33,834,198	30,417,305

Spero Therapeutics, Inc.

Condensed Consolidated Balance Sheet Data

(in thousands)

(Unaudited)

	September 30, 2022	December 31, 2021	Change
Cash, cash equivalents and marketable securities	$50,446	$146,402	$(95,956)
Other assets	14,030	24,670	(10,640)

Total assets	$64,476	$171,072	$(106,596)

Total liabilities	31,992	82,783	(50,791)
Total stockholder’s equity	32,484	88,289	(55,805)

Total liabilities and stockholders’ equity	$64,476	$171,072	$(106,596)